Exhibit (23)

KPMG
345 Park Avenue
New York, NY 10154

Consent of Independent Registered Public Accounting Firm

The Board of Directors
General Electric Company:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-99671) of General Electric Company of our report dated June 10, 2004, relating to the financial statements of GE Savings and Security Program as of and for the years ended December 31, 2003 and 2002, and related supplemental schedule, which appear in the December 31, 2003 annual report on Form 11-K of General Electric Company.

/s/ KPMG LLP
New York, New York

June 10, 2004